Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

I consent to the incorporation by reference in the registration statement on Post-Effective Amendment No. 1 To Form S-8 of VOIS, Inc. (“the Company”) of my report dated September 10, 2013, with respect to the balance sheets at December 31, 2011, and the related statements of operations, changes in shareholders’ equity and cash flows for the Company for the year then ended included in the Company’s Annual Report on Form 10-K.

/s/ Michael F. Cronin
Michael F. Cronin
Certified Public Accountant

Orlando, Florida
September 9, 2013